SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For use of the Commission Only (as permitted by Rule 14a-6 (e) (2)
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SAFEGUARD SCIENTIFICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945

Phone:	(610) 293-0600
Fax:	(610) 293-0601
Toll-Free:	(877) 506-7371
Automated Investor Relations Line: (888) 733-1200

Internet: www.safeguard.com

SAFEGUARD SCIENTIFICS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Safeguard Stockholder:

You are invited to attend the Safeguard Scientifics, Inc. 2003 Annual Meeting of Stockholders.

DATE:	June 18, 2003

TIME:	9:00 a.m. Eastern time

PLACE:	The Desmond Great Valley Hotel and Conference Center One Liberty Boulevard Malvern, Pennsylvania 19355 (610) 296-9800 or (800) 575-1776

Only stockholders who owned stock at the close of business on April 2, 2003, can vote at this meeting or any adjournments that may take place.

At the meeting, we will elect 10 directors, ratify the appointment of KPMG LLP as Safeguard’s independent auditors for the fiscal year ending December 31, 2003, and attend to any other business properly presented at the meeting.

We also will report on Safeguard’s 2002 business results and other matters of interest to our stockholders. You will have an opportunity at the meeting to ask questions, make comments, and meet our management team.

No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. Whether or not you plan to attend the annual meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

The proxy statement, accompanying proxy card, and 2002 annual report are being mailed to stockholders beginning April 30, 2003, in connection with the solicitation of proxies by the board of directors.

Please contact Kris Block, Shareholder Coordinator, with any questions or concerns.

Sincerely,

Anthony L. Craig	Deirdre Blackburn
President and Chief Executive Officer	Secretary

April 30, 2003

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
BOARD COMMITTEE MEMBERSHIP ROSTER
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
STOCK OWNERSHIP OF DIRECTORS AND OFFICERS
STOCK PERFORMANCE GRAPH
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS

Q:	Who is entitled to vote?
A:	Stockholders of record as of the close of business on April 2, 2003, may vote at the annual meeting.

Q:	How many shares can vote?
A:	On April 2, 2003, there were 119,314,272 shares issued and outstanding. Every stockholder may cast one vote for each share owned. In the election of directors, stockholders have the right of cumulative voting (described below).

Q:	What may I vote on?
A:	You may vote on the election of 10 directors who have been nominated to serve on our board of directors, the ratification of the appointment of KPMG LLP as Safeguard’s independent auditors, and any other business that is properly presented at the meeting

Q:	How does the Board recommend I vote?
A:	The Board recommends a vote FOR each Board nominee and FOR ratification of the appointment of KPMG LLP as Safeguard’s independent auditors. The Board requests discretionary authority to cumulate votes.

Q:	How do I vote?
A:	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided. In the election of directors, if you wish to vote cumulatively, please follow the directions in the next question.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, Christopher J. Davis and N. Jeffrey Klauder will vote your shares and will cumulate your votes as recommended by the board of directors.

Q:	What does cumulative voting mean?
A:	Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since 10 directors are standing for election at this year’s annual meeting, if you hold 100 shares of Safeguard stock, you may cast 1,000 votes in the election of directors. You may distribute those votes among the nominees as you wish. In other words, in the example provided, you may cast all 1,000 votes for one nominee or allocate them among two or more nominees in any amount you like, as long as the total equals 1,000 votes.

To vote cumulatively, you must

•	write the words “cumulate for” in the space provided under item 1 of the proxy card, and

•	write the name of each nominee and the number of votes to be cast for each nominee in that space.

If you vote cumulatively, please check to be sure that the number of votes you cast adds up to the number of shares you own multiplied by 10. If the number of votes does not add up correctly, our proxy tabulator will return the proxy card to you for clarification and will not vote your shares until a properly completed proxy card has been returned to them.

Q:	What if my Safeguard shares are not registered in my name?
A:	If you hold your Safeguard shares through a broker, bank or other nominee, you will receive a voting instruction form directly from them describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

1. by telephone,

2. via the Internet, or

3. by returning the form.

Your vote by telephone or Internet will help Safeguard save money. Remember, if you vote by telephone or Internet, do not return your voting instruction form.

If you and other residents at your mailing address own shares of Safeguard stock in street name, your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or bank will send only one copy of our annual report and proxy statement to your address. Each stockholder in your household will continue to receive a separate voting instruction form.

If you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another Safeguard stockholder and together both of you would like to receive only a single set of Safeguard annual disclosure documents, please contact ADP by telephone at 800-542-1061 or by mail to ADP, Attention: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to indicate your name, the name of your brokerage firm or bank, and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s annual report or proxy statement, we will send a copy to you if you address a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1945 or call 1-888-733-1200.

Q:	What if I want to change my vote?
A:	You may change your vote at any time before the meeting in any of the following ways:

1. notify our corporate secretary, Deirdre Blackburn, in writing,

2. vote in person at the meeting,

3. submit another proxy card with a later date, or

4. if you have instructed a broker to vote your shares, follow the directions received from your broker to change those instructions.

If you own shares of Safeguard stock in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker, bank or other nominee authorizing you to vote at the meeting. We will be unable to accept a vote from you at the meeting without that form. If you are a registered stockholder and wish to vote at the meeting, no additional forms will be required.

Q:	How will directors be elected?
A:	The 10 nominees who receive the highest number of affirmative votes at a meeting at which a quorum is present will be elected as directors.

Q:	Who will count the votes?
A:	A representative of Mellon Investor Services, our registrar and transfer agent, will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card?
A:	It means that you have multiple accounts at the transfer agent and/or with stockbrokers or other nominees. Please complete and provide voting instructions for all proxy cards and voting instruction forms that you receive. We encourage you to have all accounts registered in the exact same name and address (whenever possible). If you are a registered stockholder, you may obtain information about how to do this by contacting our transfer agent:

Safeguard Scientifics, Inc.
c/o Mellon Investor Services
P. O. Box 3315
South Hackensack, NJ 07606

If you provide Mellon Investor Services with photocopies of the proxy cards that you receive or with the account numbers that appear on each proxy card, it will be easier to accomplish this.

You also can find information on transferring shares and other useful stockholder information on their web site at www.melloninvestor.com.

Q:	What is a quorum?
A:	A quorum is a majority of the outstanding shares. The shares may be represented at the meeting either in person or by proxy. To hold the meeting, there must be a quorum present.

Q:	What is the effect if I abstain or fail to give instructions to my broker?
A:	If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote for a particular director.

Broker non-votes also are counted as part of the quorum. When nominees such as banks and brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by a specified date before the meeting, the nominees may vote those shares on matters deemed routine by the New York Stock Exchange. Both matters described in this proxy statement are routine matters. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Broker non-votes and abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is treated the same as an abstention.

Q:	Who can attend the meeting?
A:	We encourage all stockholders to attend the meeting. Admission tickets are not required.

Q:	Are there any expenses associated with collecting the stockholder votes?
A:	We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency to solicit votes at this time.

Q:	What is a stockholder proposal?
A:	A stockholder proposal is your recommendation or requirement that Safeguard or our board of directors take action on a matter that you intend to present at a meeting of stockholders. However, under applicable rules we have the ability to exclude certain matters proposed, including those that deal with matters relating to our ordinary business operations.

Q:	Can anyone submit a stockholder proposal?
A:	To be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1% of our common stock, for at least one year by the date you submit your proposal. You also must continue to hold those securities through the date of the meeting.

Q:	If I wish to submit a stockholder proposal for the annual meeting in 2004, what action must I take?
A:	If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2004, you must submit the proposal, in writing, so that we receive it no later than January 1, 2004. The proposal must meet the requirements established by the Securities and Exchange Commission. Send your proposal to:

N. Jeffrey Klauder, Managing Director and General Counsel
Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945

Our bylaws provide that only proposals included in the proxy statement may be considered at the annual meeting.

Q:	Can a stockholder nominate someone to be a director of Safeguard?
A:	The Corporate Governance Committee will consider qualified candidates recommended by stockholders. You should submit your recommendation, including a detailed statement of the individual’s qualifications, to:

Corporate Governance Committee
Safeguard Scientifics, Inc.
800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945

Q:	Who are Safeguard’s largest stockholders?
A:	At December 31, 2002, no stockholder owned more than 5% of our stock. In the aggregate, our current directors and executive officers beneficially own a total of approximately 3.5% of our stock.

ELECTION OF DIRECTORS
Item 1 on Proxy Card

Directors are elected annually and serve a one-year term. There are 10 nominees for election this year. Each nominee is currently serving as a director. Each nominee has consented to serve until the next annual meeting if elected. You will find detailed information on each nominee below. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

The Board recommends a vote FOR each nominee. The 10 nominees who receive the highest number of affirmative votes will be elected as directors.

ROBERT E. KEITH, JR.	Director since 1996
Age 61

Mr. Keith was appointed chairman of the board of Safeguard in October 2001, prior to which he served as vice chairman since February 1999. Mr. Keith also served as a member of the office of the chief executive of Safeguard from April 2001 to October 2001. Mr. Keith has been a managing director of TL Ventures and its predecessor funds since 1988. He served as president since 1991, and as chief executive officer since February 1996, of Technology Leaders Management, Inc., a private equity capital management company. Mr. Keith is also a senior adviser to, and co-founder of, EnerTech Capital Partners, a private equity fund that targets technology companies that benefit from deregulation of the utility industry. Mr. Keith is a director of Internet Capital Group, Inc.

ANTHONY L. CRAIG	Director since 2001
Age 57

Mr. Craig became president and chief executive officer of Safeguard in October 2001. Before joining Safeguard, Mr. Craig was chief executive officer from December 1999 to October 2001 and remains chairman of Arbinet-thexchange, a leading online trading exchange for the telecommunications industry. Before Arbinet, he served as president and chief executive officer of Global Knowledge Network, a premier provider of technology learning services, from January 1997 to December 1999. Mr. Craig has also served as corporate vice president for Digital Equipment Corporation, senior vice president for Oracle Systems Corporation, and president and chief executive officer of Prime Computer. Mr. Craig has also held the positions of vice president of General Electric Company and president and chief executive officer of GE Information Services, as well as a series of executive assignments internationally at IBM Corporation. Mr. Craig is a director of CompuCom Systems, Inc.

JULIE A. DOBSON	Director since 2003
Age 46

Ms. Dobson served as chief operating officer, from 1998 until February 2002, of TeleCorp PCS, a wireless/mobile phone company which was acquired by AT&T Wireless in late 2001. From 1997 to 1998, Ms. Dobson was president of Bell Atlantic’s New York/New Jersey Metro Region mobile phone operations. Prior to that time, Ms. Dobson served in a number of executive positions during her 18-year career with Bell Atlantic, including sales, operations, and strategic planning and development in the CEO’s office. Ms. Dobson is a director of PNM Corp.

ANDREW E. LIETZ	Director since 2003
Age 64

Mr. Lietz is managing director of Rye Capital Management, a company he founded in 2001 to provide capital and professional services to pre-IPO stage companies. From late 2000 until mid-2002, he served as executive chairman of Clare Corporation, a designer and manufacturer of integrated circuits, solid-state relays and electronic switches which was acquired by Ixys Corporation. Prior to his tenure with Clare, Mr. Lietz served as president and chief executive officer of Hadco Corporation, a global manufacturer of electronic interconnect products and services, a position which he held since 1995, and served in several other executive positions during his 16-year career with Hadco. Prior to joining Hadco, Mr. Lietz served in a variety of positions at IBM Corporation. Mr. Lietz is a director of Amphenol Corporation and Omtool Corporation and is a member of the Board of Trustees of the University System of New Hampshire.

GEORGE MACKENZIE	Director since 2003
Age 54

Mr. MacKenzie served from September 2001 until June 2002 as executive vice president and chief financial officer of Glatfelter Co., a paper manufacturer. Prior to that time, Mr. MacKenzie had retired in June 2001 as vice chairman and chief financial officer of Hercules, Incorporated, a global manufacturer of chemical specialties. Mr. MacKenzie’s 22-year career with Hercules culminated in his role as vice chairman and chief financial officer, the latter a position which he held since 1995. Mr. MacKenzie is a director of C&D Technologies, Inc. and Central Vermont Public Service Corporation.

JACK L. MESSMAN	Director since 1994
Age 63

Mr. Messman is chairman of the board, president and chief executive officer of Novell, Inc., a leading provider of Net business solutions. Mr. Messman previously served as chief executive officer and president of Cambridge Technology Partners (Massachusetts), Inc., an e-business systems integration company, from August 1999 until its acquisition by Novell in July 2001. From April 1991 until August 1999, Mr. Messman was chairman and chief executive officer of Union Pacific Resources Group Inc., an independent oil and gas exploration and production company. From May 1988 to April 1991, Mr. Messman was chairman and chief executive officer of USPCI, Inc., Union Pacific’s environmental services company. Mr. Messman is a director of RadioShack Corporation.

RUSSELL E. PALMER	Director since 1989
Age 68

Mr. Palmer is chairman and chief executive officer of The Palmer Group, a corporate investment firm he organized in 1990. From 1983 to June 1990, Mr. Palmer was dean of The Wharton School of the University of Pennsylvania. From 1972 to 1983, he was managing partner and chief executive officer of Touche Ross & Co. (now Deloitte & Touche). Mr. Palmer is a director of Verizon Communications, Honeywell International, Inc. and The May Department Stores Company.

JOHN W. PODUSKA, SR., Ph.D.	Director since 1987
Age 65

Dr. Poduska is an independent business consultant. From January 1992 until December 2001, he served as chairman of Advanced Visual Systems, Inc., a provider of visualization software and solutions. Before 1992, Dr. Poduska was president and chief executive officer of Stardent Computer, Inc, a computer manufacturer, from December 1989 to December 1991. From December 1985 to December 1989, Dr. Poduska was founder, chairman and chief executive officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Dr. Poduska is a director of Novell, Inc. and Anadarko Petroleum Corporation.

ROBERT RIPP	Director since 2003
Age 61

Mr. Ripp has served as chairman of the board of LightPath Technologies, Inc., a manufacturer and integrator of optical products for the telecommunications industry, since 1999. Prior to joining LightPath Technologies, from 1994 to 1999 Mr. Ripp held several executive positions, the most recent being chairman and chief executive officer, at AMP, Inc., a manufacturer of electrical, fiber-optic and wireless interconnection devices and systems which was acquired by Tyco International in 1999. Prior to joining AMP, Mr. Ripp served for 29 years with IBM Corporation in all aspects of operations, culminating in his position as vice president and treasurer. Mr. Ripp is a director of ACE Limited and PPG Industries, Inc.

JOHN J. ROBERTS	Director since 2003
Age 58

Mr. Roberts retired in June 2002 as a global managing partner and a member of the Leadership Team of PricewaterhouseCoopers, completing a 35-year career with the professional services firm. Mr. Roberts is a C.P.A. and served in a variety of client service and operating positions during his career. He is a director of SICOR, Inc. and a Trustee of Drexel University.

CORPORATE GOVERNANCE

General: We have long believed that good corporate governance is important to ensure that Safeguard is managed for the long-term benefit of our stockholders. During the past year, we have been reviewing our corporate governance policies and practices and comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also been reviewing the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission, and the proposed new listing standards of the New York Stock Exchange.

Based on our review, we have taken steps to implement voluntarily many of the proposed new rules and listing standards. In particular, we have:

•	adopted Corporate Governance Guidelines,

•	nominated for election five new directors, each of whom qualifies as an “independent” director under our Corporate Governance Guidelines and at least two of whom also qualify as an “audit committee financial expert” under the new rules of the Securities and Exchange Commission,

•	amended our Code of Business Conduct and Ethics, which applies to all officers, directors and employees, and

•	begun the process of updating the charters for our Audit Committee, Corporate Governance Committee and Compensation Committee.

The remainder of this “Corporate Governance” section covers all the Board and compensation matters required to be disclosed in a proxy statement.

Board Meetings: The Board held five meetings in 2002. Each director attended at least 75% of the total number of meetings of the Board and committees of which he was a member.

Board Compensation: Directors employed by Safeguard receive no additional compensation for serving on the Board or its committees. Mr. Craig is the only employee of Safeguard who is a member of the board of directors. As of May 2002, non-employee directors receive the following compensation:

•	$25,000 annually, or $75,000 in the case of the chairman of the board,

•	$5,000 annually for chairing a committee,

•	$2,000 for each Board meeting attended in person,

•	$1,500 for each committee meeting attended in person,

•	$500 for each Board or committee meeting attended by telephone, and

•	reimbursement of out-of-pocket expenses.

Additionally, each director who is not an employee of Safeguard receives an option to purchase 50,000 shares of Safeguard common stock upon initial election to the Board. Each of these directors also receives an annual option grant to purchase 15,000 shares.

Directors’ options generally have an eight-year term. Initial option grants generally vest 25% each year starting on the first anniversary of the grant date. Annual stock option grants generally vest 100% on the first anniversary of the grant date. The exercise price is equal to the fair market value of a share of our common stock on the grant date.

In August 2002, each non-employee director received an option to purchase 12,000 shares in connection with the directors’ activities in the reorganization of the Board and the consideration and oversight of Safeguard’s shift in strategic focus. At the same time, each non-employee director received the annual service grant to purchase 15,000 shares. These options have a per share exercise price of $1.31, an eight-year term, and vest 100% on the first anniversary of the grant date.

Deferred Compensation: Before 1989, we offered certain directors and officers a deferred compensation plan (which included deferrals of directors’ fees). All contributions to the plan were completed by the end of 1988. Upon retirement (or an earlier date in certain cases) or upon termination of service as a director, each participant is entitled to receive, as a level payment over 15 years or as a lump sum, an amount equal to the total credits to his account plus an investment growth factor. Mr. Bell began receiving a quarterly payment in February 1992 of $3,100, which was reduced to $3,000 in February 1994. In February 2003, the Compensation Committee of the Board terminated the deferred compensation plan effective January 1, 2003 to eliminate the costs associated with continuing the plan and will distribute the account balances in the plan to the five remaining participants in the plan. These distributions will include a distribution of approximately $287,000 to Mr. Fox and approximately $44,000 to Mr. Bell.

BOARD COMMITTEE MEMBERSHIP ROSTER

The board of directors has four standing committees. The following table describes the current membership of these committees and the number of meetings held by each of these committees during 2002.

							Corporate
	Audit(1)		Compensation		Acquisition		Governance

Meetings held in 2002	5		6		4		5

Vincent G. Bell, Jr.							✓	(3)

Walter W. Buckley, III			✓	(3)

Anthony L. Craig					✓		✓	(2)

Julie A. Dobson			✓	(4)			✓	(4)

Robert A. Fox	✓	(3)	✓	(3)	✓	(3)	✓	(3)

Robert E. Keith, Jr.					✓	*	✓	(2)

George MacKenzie	✓	(4)	✓	(4)

Jack L. Messman	✓						✓	*

Russell E. Palmer	✓	*

John W. Poduska, Sr.	✓		✓	*	✓

John J. Roberts	✓	(4)					✓	(4)

*	Chairperson

(1)	Each member of the Audit Committee qualifies as independent under the rules of the New York Stock Exchange. Messrs. Palmer, MacKenzie and Roberts qualify as “audit committee financial experts” under the rules of the Securities and Exchange Commission.

(2)	Messrs. Craig and Keith served as members of this committee until May 2002 and November 2002, respectively.

(3)	Messrs. Bell, Buckley and Fox, who are not standing for re-election, will serve as members of these committees until the annual meeting.

(4)	Ms. Dobson and Messrs. MacKenzie and Roberts became members of these committees in February 2003.

The principal purposes of the committees as described in their respective charters are as follows:

Audit Committee

•	assists the Board in its oversight of (i) the integrity of Safeguard’s financial statements; (ii) Safeguard’s compliance with legal and regulatory requirements; and (iii) Safeguard’s internal controls,

•	interacts directly with and evaluates the performance of the independent auditors, including determining whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence,

•	prepares the report required by the rules of the Securities and Exchange Commission to be included in Safeguard’s proxy statement, and

•	discharges such duties and responsibilities as may be required of the committee by the provisions of applicable law or rule or regulation of the New York Stock Exchange.

Corporate Governance Committee

•	establishes criteria for the selection of directors, considers qualified Board candidates recommended by stockholders, and recommends to the Board the nominees for director including nominees of the Board for Safeguard’s annual meeting of stockholders,

•	takes a leadership role in shaping Safeguard’s corporate governance policies and develops and recommends to the Board Safeguard’s Statement on Corporate Governance and Safeguard’s Code of Business Conduct and Ethics,

•	conducts annual evaluations of the Board, its committees and its members, and

•	discharges such duties and responsibilities as may be required of the committee by the provisions of applicable law or rule or regulation of the New York Stock Exchange.

Compensation Committee

•	reviews, considers, suggests and approves compensatory plans and pay levels for the chief executive officer and Safeguard’s other executive officers,

•	recommends to the Corporate Governance Committee the annual retainer, equity grants and meeting attendance fees for all non-employee directors of Safeguard for service on the Board and its committees,

•	reviews and administers (in conjunction with management) the employee long- and short-term compensation plans, employee performance-based incentive plans (which are cash and equity based), employment agreements, perquisites and other employee benefit plans in alignment with Safeguard’s business strategy and in a manner that reflects, in general, programs and practices within the high technology industry,

•	issues annually a report on executive compensation in accordance with the applicable rules and regulations of the Securities and Exchange Commission for inclusion in Safeguard’s proxy statement, and

•	discharges such duties and responsibilities as may be required of the committee by the provisions of applicable law or rule or regulation of the New York Stock Exchange.

Acquisition Committee

•	acts upon all acquisitions or divestitures of companies involving an amount of more than $5 million but less than $50 million; acquisitions and divestitures involving amounts in excess of $50 million require the approval of the Board.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Item 2 on Proxy Card

The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the appointment of KPMG LLP as independent auditors for 2003 and is asking the stockholders for ratification of the appointment. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its recommendation. One or more representatives of KPMG LLP are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as Safeguard’s independent auditors. Ratification requires the affirmative vote of a majority of the votes cast at the annual meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors (the “Audit Committee”) has reviewed and discussed Safeguard’s audited consolidated financial statements for fiscal 2002 with management. The Audit Committee has discussed with KPMG LLP (“KPMG”), Safeguard’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2002.

Each member of the Audit Committee qualifies as independent under the rules of the New York Stock Exchange. The Audit Committee has adopted a charter which was attached to the 2001 proxy statement and meets all currently applicable requirements of the New York Stock Exchange and the Securities and Exchange Commission.

Audit Fees. The aggregate fees billed by Safeguard’s independent auditors for professional services rendered in connection with the audit of its consolidated financial statements included in Safeguard’s Annual Report on Form 10-K for fiscal year 2002, as well as for the review of its consolidated financial statements included in Safeguard’s Quarterly Reports on Form 10-Q during 2002, totaled $1,014,500 (excluding expenses reimbursed by Safeguard).

Financial Information Systems Design and Implementation Fees. No fees other than those described above under the caption “Audit Fees” and those described below under the caption “All Other Fees” were billed to Safeguard by its independent auditors for professional services in 2002.

All Other Fees. The only fees billed to Safeguard by its principal auditors during 2002 other than those described above related to services provided with regard to tax compliance, 401(k) plan audits and various miscellaneous matters, and such fees totaled $463,035. The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of Safeguard’s principal auditors.

February 25, 2003
Russell E. Palmer, Chairman	Robert A. Fox	Jack L. Messman	John W. Poduska, Sr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of Safeguard’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by Safeguard in any such filing.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS
AS OF APRIL 2, 2003

			Shares
			Beneficially
	Outstanding		Owned
	Shares	Options	Assuming
	Beneficially	Exercisable	Exercise of	Percent of
Name	Owned	Within 60 Days	Options	Shares

Robert E. Keith, Jr.	43,366	271,752	315,118	*
Anthony L. Craig	0	395,833	395,833	*
Vincent G. Bell, Jr.	1,437,704	148,000	1,585,704	1.3%
Walter W. Buckley, III	3,000	93,752	96,752	*
Julie A. Dobson	0	0	0	*
Robert A. Fox	235,875	33,625	269,500	*
Andrew E. Lietz	0	0	0	*
George MacKenzie	0	0	0	*
Jack L. Messman	36,000	48,000	84,000	*
Russell E. Palmer	34,235	50,502	84,737	*
John W. Poduska, Sr.	12,500	38,625	51,125	*
Robert Ripp	0	0	0	*
John J. Roberts	0	0	0	*
Michael F. Cola	159,182	48,750	207,932	*
Christopher J. Davis	297,852	55,000	352,382	*
Anthony A. Ibargüen	200,000	100,000	300,000	*
N. Jeffrey Klauder	320,125	162,500	482,625	*
Executive officers and directors as a group (17 persons)	2,779,839	1,446,339	4,226,178	3.5%

*	Less than 1% of Safeguard’s outstanding shares of common stock

Each individual has the sole power to vote and to dispose of the shares (other than shares held jointly with spouse) except as follows:

Robert E. Keith, Jr.	Includes 900 shares held by his spouse. Mr. Keith disclaims beneficial ownership of the shares held by his spouse.

Vincent G. Bell, Jr.	Includes 337,704 shares held by a charitable foundation established by Mr. Bell, 256,068 shares held by his spouse, and 300,000 shares held by two trusts.

Shares of Subsidiary Corporations Owned by Safeguard Directors and Officers: ChromaVision Medical Systems, Inc., CompuCom Systems, Inc. and Tangram Enterprise Solutions, Inc. are majority owned subsidiaries of Safeguard. As of April 2, 2003, all executive officers and directors of Safeguard beneficially owned less than one percent of the shares of common stock outstanding of each of those subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance: The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by our directors and executive officers. To the best of our knowledge, there were no late filings by our directors and executive officers during 2002, except for one transaction reported late by Michael Emmi, a director of the Company until May 2002, and two transactions reported late by Dr. Poduska.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on $100 invested in our common stock for the period from December 31, 1997, through December 31, 2002, with the cumulative total return on $100 invested in the Russell 2000 and the peer group index for the same period.

•	The peer group consists of SIC Code 737—Computer Programming & Data Processing Services and SIC Code 5045—Computer, Peripheral Equipment and Software Wholesalers, with a 50% weighting for each SIC Code.

•	Assumes reinvestment of dividends. We have not distributed cash dividends during this period. Assumes a value of zero for all rights issued in rights offerings to our stockholders and all opportunities made available to our stockholders to participate in Safeguard Subscription Programs.

•	Assumes an investment of $100 on December 31, 1997.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

Safeguard’s mission is to create long-term value for our stockholders by

•	taking controlling interests in and developing companies in the “time-to-volume” stage of development that pursue business activities within our strategic focus,

•	investing capital, management and operational expertise to achieve superior revenue, cash-flow and value growth of our majority owned strategic subsidiaries,

•	engaging in an ongoing planning and assessment process to help our companies measure their progress and continually reassess their critical objectives, and

•	when a company no longer meets our criteria for value creation, divesting the company and redeploying the capital realized in other acquisition and development opportunities.

Our philosophy is to align the compensation of senior management and other employees with our mission and the long-term interests of our stockholders. This philosophy also helps us to

•	attract and retain outstanding employees who can thrive in a competitive environment of continuous change,

•	promote among our employees the economic benefits of stock ownership in Safeguard, and

•	motivate and reward employees who, by their hard work, loyalty and exceptional service, make contributions of special importance to the success of our business.

COMPENSATION STRUCTURE

The compensation of our executives consists of

•	base pay,

•	annual cash incentives, and

•	equity grants in the form of stock options, restricted stock grants or deferred stock units.

Base Pay

Base pay is established initially on the basis of subjective factors, including experience, individual achievements, and the level of responsibility assumed at Safeguard. In reviewing the appropriate level of Safeguard’s base pay for its executive officers, the Compensation Committee considers advice provided by its executive compensation consultant, Buck Consultants, Inc. During 2002, the Compensation Committee generally sought to establish base pay for its executive officers at a level that was generally in the range of the 50th percentile for executives performing comparable roles at a group of comparable companies selected by Buck Consultants. During 2002 and 2003, the comparable companies utilized by Buck Consultants in assisting the Compensation Committee in establishing its compensation benchmarks included a mix of technology companies (both early stage and later stage), technology incubator companies, private equity funds and conglomerates. Early stage technology companies and technology incubator companies comprised approximately 70% of the weighting of comparable companies. The weighting of later stage technology companies and conglomerates used in establishing the benchmark is expected to increase in future years as Safeguard continues to execute its long-term strategy.

2002 salary adjustments. The salary paid to Mr. Craig during 2002 was established pursuant to the terms of the employment agreement Mr. Craig entered into when he joined Safeguard in October 2001. Based on the Compensation Committee’s assessment of Mr. Craig’s performance during 2002 in accomplishing the strategic objectives for Safeguard established by the Board and the comparable company benchmark study described above, in December 2002, the Compensation Committee determined to increase Mr. Craig’s annual salary to $600,000 commencing on January 1, 2003. The Compensation Committee determined that the salary increase was necessary to maintain Mr. Craig’s salary at the 50th percentile of the annual salary for chief executive officers established by the comparable company benchmark study. At that time and based on the same rationale, the Compensation Committee also increased the salaries of two of Safeguard’s other managing directors to $310,000.

Annual Cash Incentives

Annual cash incentives are intended to motivate executives to achieve and exceed annual corporate performance targets and strategic objectives. Our primary objectives are to leverage our resources to create superior growth opportunities and long-term value for Safeguard and its stockholders; pursue additional market penetration, revenue growth, cash-flow improvement and long-term value growth of our majority owned strategic subsidiaries; acquire interests in new companies in the time-to-volume stage of development that pursue business activities within our strategic focus; and continue to assess our companies and fund commitments for their growth opportunities and fit within Safeguard’s strategic focus. We measure our success by the market price of our stock, the financial condition and operations of our company, the operating performance and market value of our public and private companies, and the successful completion of liquidity events involving our companies (which may be through divestitures in company sale transactions or through IPOs). Specific annual financial and strategic objectives may include

•	achieving strategic goals established by the Board,

•	achieving revenue and cash flow targets for Safeguard’s controlled companies,

•	achieving parent company cost and capitalization objectives,

•	achieving value growth objectives at Safeguard’s controlled companies,

•	developing, refining and implementing Safeguard’s strategy and infrastructure, and

•	adding new companies consistent with our strategy and capital model.

At the beginning of each bonus period (which may be a period of six months or a year at the discretion of the Compensation Committee), the Compensation Committee sets target levels of executive cash incentives based on a percentage of base salary and the executive’s ability to impact Safeguard’s performance and establishes management objectives for the bonus period which are communicated to bonus plan participants. At the end of each bonus period, the Compensation Committee reviews the level of achievement of the financial and strategic objectives established for that period and individual performance. Cash incentives are paid based on a percentage of target amounts and may exceed target amounts when, in the judgment of the Compensation Committee, performance levels are deemed to be superior. During 2003, a significant portion of the bonus incentives will be driven by achievement of quantitative targets such as revenue and cash flow.

2002 cash incentives. In December 2002, the Compensation Committee determined to increase Mr. Craig’s target bonus percentage to 120% of his base salary commencing on January 1, 2003. The Compensation Committee determined that the bonus target increase was necessary to place Mr. Craig’s cash incentive level within the third quartile (consistent with their philosophy) of the cash incentive arrangements for chief executive officers established by the comparable company benchmark study. Based on the same rationale, during 2002 the Compensation Committee established the target bonus level for Safeguard’s managing directors at 100% of their base salaries.

The Compensation Committee awarded a 2002 bonus to the chief executive officer based on its determination that Mr. Craig exceeded his full bonus objectives and that our other executive officers met their target bonus objectives. The bonus objectives established for 2002 included

•	development and Board approval of a strategic plan for Safeguard,

•	completion of an organizational restructuring at Safeguard and certain of its subsidiaries,

•	development of strategic and operating plans for strategic subsidiaries,

•	development of a divestiture strategy for non-strategic assets,

•	establishment of controlling interests in strategic subsidiaries, and

•	implementation of Safeguard’s business and IT services strategy.

Stock Options, Restricted Stock Awards and Deferred Stock Units

Stock options, restricted stock awards and deferred stock units align the interests of executives and employees with the long-term interests of our stockholders and motivate executives and employees to remain in our employ. The Compensation Committee awards stock options, restricted stock and deferred stock units based on a number of factors, including

•	the need to create retention incentives in key personnel,

•	the desire to align the executive’s incentive compensation with the interests of Safeguard’s stockholders,

•	the achievement of financial and strategic objectives,

•	an individual’s contributions in providing strategic leadership and oversight for Safeguard and our companies,

•	the amount and term of unvested options and restricted stock awards already held by each individual and the price of Safeguard’s common stock at the time that grants are considered, and

•	the significance of other long term incentive and retention arrangements provided to recipients.

2002 Stock Option, Restricted Stock and Deferred Stock Unit Awards. During 2002, the Compensation Committee granted to its executive officers stock options, restricted stock or deferred stock units. The Compensation Committee believes that the principal purpose of Safeguard’s equity incentive programs is to attract, retain and motivate executives. Awards under the equity compensation plan encourage plan participants to contribute materially to Safeguard’s growth, thereby benefiting the stockholders, and align the economic interests of the plan participants with those of Safeguard’s stockholders. Consequently, the Compensation Committee generally attempts to make equity grants that, when taken together with existing unvested equity grants, will achieve a potential value for the executive during the vesting period of the grant that is equal to a multiple of the executive’s total annual targeted cash compensation which is determined based upon the executive’s level of responsibility at Safeguard. The indicated equity grant is then adjusted based upon the Compensation Committee’s review of benchmark companies equity grant practices, the advice of the Compensation Committee’s compensation consultant, and the executive’s accomplishments.

Option Exchange Program. In December 2001, the Compensation Committee approved a program to exchange certain stock options for shares of restricted stock. The exchange program was designed to restore the incentive and retentive value of the equity compensation awards held by Safeguard’s employees. The Compensation Committee determined that the large differential between the exercise price of a number of the outstanding options in December 2001 and the then current market price of Safeguard’s common stock significantly reduced the benefits Safeguard expected to realize in connection with its equity compensation plans. Many of Safeguard’s key personnel were recruited during a period when the stock was trading at a significantly higher price than the December 2001 market value, and none of the outstanding stock options held by existing employees, other than the options granted in October 2001 to Mr. Craig, were in the money. Based on the Compensation Committee’s review of the analysis prepared by the Compensation Committee’s compensation consultant, the Compensation Committee determined that the options with an exercise price in excess of $15 per share had lost nearly all of their retentive and motivational effect and that the exchange program was a necessary tool to retain key employees and management staff. The exchange was designed in a manner to reduce the option “overhang,” meaning the number of outstanding, unexercised options held by Safeguard employees.

Under the exchange program, each employee with an outstanding stock option with an exercise price in excess of $15.00 per share was offered the opportunity to exchange the options for shares of restricted stock. Each option with an exercise price of $15.00 to $29.99 was exchanged for one-half share of restricted stock; each option with an exercise price of $30.00 to $40.00 was exchanged for one-quarter share of restricted stock; and each option with an exercise price greater than $40.00 was exchanged for one-sixth share of restricted stock. The shares of restricted stock were issued on January 22, 2002, and vested on the later of July 22, 2002, or the date on which the unvested eligible option exchanged for the restricted shares would have vested. Vesting will be accelerated upon a change of control. Until the restricted stock vests, the shares are generally subject to forfeiture in the event an employee leaves Safeguard for any reason other than a termination without cause. Safeguard is recording a non-cash compensation expense as the restricted stock vests based on the stock’s value on January 22, 2002.

A total of 2,038,071 outstanding options were exchanged, including 397,500 options held by persons who are currently executive officers, and Safeguard issued 537,878 restricted shares. One and one-half million options were cancelled and Safeguard’s option overhang was therefore reduced.

IRS Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct in any taxable year compensation paid to any of the individuals named in the Summary Compensation Table in excess of one million dollars that is not “performance-based.” To qualify as “performance-based” compensation, the Compensation Committee’s discretion to grant incentive awards must be strictly limited. Grants of stock options and SARs under our plans generally will meet the requirements of “performance-based compensation.” Restricted stock grants and deferred stock units generally will not qualify as, and performance units may not qualify as, “performance-based compensation.” The Compensation Committee believes that the benefit of retaining the ability to exercise discretion under Safeguard’s incentive compensation plans outweighs the limited risk of loss of tax deductions under section 162(m). Therefore, the Compensation Committee does not currently plan to take any action to qualify any of the incentive compensation plans under section 162(m).

February 25, 2003
Walter W. Buckley, III	Robert A. Fox	John W. Poduska, Sr.

Compensation Committee Interlocks and Insider Participation

Walter Buckley, a member of our Compensation Committee, is an executive officer, director and stockholder of Internet Capital Group. Internet Capital paid Safeguard approximately $385,000 in rent for office space leased to Internet Capital during 2002. As a result of Safeguard’s sale of its corporate campus to a third party in 2002, Safeguard no longer leases office space to Internet Capital.

EXECUTIVE COMPENSATION & OTHER ARRANGEMENTS
2002 Annual Compensation

					Long Term Compensation

	Annual Compensation				Awards		Payouts

				Other		Securities	Long
				Annual	Restricted	Underlying	Term
				Compen-	Stock	Options/	Incentive	All Other
		Salary	Bonus	sation	Award(s)	SARs	Payouts	Compensa-
Name and Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	(#)	($)	tion ($)(5)

Anthony L. Craig,	2002	$500,000	$650,000	$353,365	$598,175	800,000	—	$38,313
President and Chief
Executive Officer(6)	2001	104,167	250,000	—	—	1,000,000	—	70
Michael F. Cola,	2002	$275,000	$275,000	—	$673,391	100,000	—	$21,833
Managing Director,
Corporate Operations(6)
Christopher J. Davis,	2002	$310,000	$310,000	—	$1,030,947	130,000	—	$22,967
Managing Director
and Chief Financial	2001	277,174	—	—	274,754	100,000	—	15,566
Officer(6)
Anthony A.	2002	$300,000	$310,000	—	$932,475	300,000	—	$22,571
Ibargüen, Managing
Director, Business &
IT Services(6)
N. Jeffrey Klauder,	2002	$310,000	$310,000	—	$852,672	55,000	—	$26,241
Managing Director
and General Counsel(6)	2001	317,844	375,000	—	654,500	250,000	—	16,856
	2000	198,153	705,000	—	—	425,000	$14,033	18,159

Notes to Annual Compensation Table:

(1)	Includes compensation that has been deferred by the named officers under voluntary savings plans.

(2)	Includes bonuses paid for 2002 in January 2003.

(3)	The amount disclosed for Mr. Craig as other annual compensation includes a total of $333,151 for relocation expenses and the related tax gross-up and $1,980 related to Mr. Craig’s personal usage of corporate aircraft. In 2002, the board of directors determined that Mr. Craig should travel on the corporate aircraft instead of commercial aircraft whenever possible for safety reasons.

(4)	Excludes the value of shares of restricted stock issued on January 22, 2002, in exchange for stock options having an exercise price of more than $15 per share, which was previously included in the value of shares awarded for 2001. The amount disclosed for 2002 includes the value of deferred stock units awarded to each of the executive officers in December 2002. The restricted shares and deferred stock units that vest in less than three years from the date of grant vest as follows: Mr. Craig: 88,750 deferred stock units on December 18, 2003 and an aggregate of 221,874 deferred stock units vesting in equal monthly installments on the 1st day of each month thereafter until June 1, 2006; Mr. Cola: 7,500 shares on each of January 16, 2002 and June 1, 2002 and 15,000 shares on June 1, 2003; 7,344 shares on July 22, 2002 and 2,500 shares on each of February 28, 2003 and February 28, 2004; 2,344 shares on each of July 28, 2002 and July 28, 2003 and 2,343 shares on July 28, 2004; 28,125 shares on January 2, 2004; 18,750 shares on January 18, 2003 and an aggregate of 46,875 shares vesting in equal monthly installments on the 18th day of each month thereafter until July 18, 2005; 43,750 deferred stock units on December 18, 2003, and an aggregate of 109,374 deferred stock units vesting in equal monthly installments on the 1st day of each month thereafter until June 1, 2006; Mr. Davis: 7,500 shares on each of January 16, 2002 and June 1, 2002 and 15,000 shares on June 1, 2003; 12,500 shares on each of January 16, 2002 and June 1, 2002 and 25,000 shares on June 1, 2003; 5,314 shares on July 22, 2002, 2,812 shares on July 28, 2002, 834 shares on March 31, 2003, 417 shares on April 12, 2003, 2,813 shares on July 28, 2003, 833 shares on March 31, 2004, 416 shares on April 12, 2004, and 2,812 shares on July 28, 2004; 81,375 shares on January 2, 2004; 37,500 shares on January 18, 2003 and an aggregate of 93,750 shares vesting in equal monthly installments on the 18th day of each month thereafter until July 18, 2005; 27,500 deferred stock units on December 18, 2003, and an aggregate of 68,748 deferred stock units vesting in equal monthly installments on the 1st day of each month thereafter until June 1, 2006; Mr. Ibargüen: 50,000 shares on January 2, 2003 and an aggregate of 124,998 shares vesting in equal monthly installments on the 18th day of each month thereafter until July 2, 2005; 33,750 deferred stock units on December 18, 2003, and an aggregate of 84,375 deferred stock units vesting in equal monthly installments on the 1st day of each month thereafter until June 1, 2006; Mr. Klauder: 25,000 shares on each of January 16, 2002 and June 1, 2002 and 50,000 shares on June 1, 2003; 23,438 shares on July 22, 2002, 4,687 shares on July 28, 2002, 9,375 shares on each of April 17, 2003 and April 17, 2004, 4,688 shares on July 28, 2003 and 4,687 shares on July 28, 2004; 81,375 shares on January 2, 2004; 18,750 shares on January 18, 2003 and an aggregate of 46,875 shares vesting in equal monthly installments on the 18th day of each month thereafter until July 18, 2005; 42,500 deferred stock units on December 18, 2003, and an aggregate of 106,248 deferred stock units vesting in equal monthly installments on the 1st day of each month thereafter until June 1, 2006. At December 31, 2002, the value of restricted shares issued to Messrs. Craig, Cola, Davis, Ibargüen, and Klauder, was $497,000, $427,437, $524,300, $469,000, and $566,300, respectively. Vesting of the restricted shares and deferred stock units may be accelerated upon death, permanent disability, retirement, a change of control, or termination for any reason other than cause or resignation without good reason. Restricted stock and deferred stock units will receive the same dividends paid to all stockholders.

(5)	For 2002, all other compensation includes the following amounts:

		Company
	Retirement	Match	Group Life
	Plan	Voluntary	Insurance Imputed	Life Insurance
Name	Contribution	Savings Plan	Income	Premiums Paid

Anthony L. Craig	$7,000	$8,000	$2,322	$20,991
Michael F. Cola	$7,000	$8,000	$270	$6,563
Christopher J. Davis	$7,000	$8,000	$718	$7,249
Anthony A. Ibargüen	$7,000	$8,000	$300	$7,271
N. Jeffrey Klauder	$7,000	$8,000	$718	$10,523

(6)	Mr. Klauder joined Safeguard in April 2000; Mr. Craig joined Safeguard in October 2001; and Mr. Ibargüen joined Safeguard in January 2002. Messrs. Davis and Cola became executive officers of Safeguard in August 2001 and January 2002, respectively.

2002 Stock Option Grants

					Potential Realizable Value at
					Assumed Annual Rates of
					Stock Price Appreciation for
Individual Grants					Option Term(1)

	Number of	% of Total
	Securities	Options/
	Underlying	SARs
	Options/	Granted to
	SARs	Employees	Exercise or
	Granted	in Fiscal	Base Price	Expiration	5%	10%
Name	(#)(2)	Year	($/Sh)(3)	Date	($)	($)

Anthony L. Craig	500,000	17.6%	$3.36	3/31/2010	$802,125	$1,921,229
	300,000	10.6%	$1.25	8/6/2010	$179,046	$428,846
Michael F. Cola	100,000	3.5%	$1.25	8/6/2010	$59,682	$142,949
Christopher J. Davis	130,000	4.6%	$1.25	8/6/2010	$77,587	$185,833
Anthony A. Ibargüen	300,000	10.6%	$3.525	1/2/2010	$504,909	$1,209,345
N. Jeffrey Klauder	55,000	1.9%	$1.25	8/6/2010	$32,825	$78,622

(1)	These values assume that the shares appreciate from the market price on the grant date (which may be significantly in excess of the current market price) at the compounded annual rate shown from the grant date until the end of the option term. These values are not estimates of future stock price growth of Safeguard. Executives will not benefit unless the common stock price increases above the stock option exercise price.

(2)	Unless otherwise disclosed, the options have an eight-year term and vest 25% on the first anniversary of the grant date and in 36 equal monthly installments thereafter. Upon death, disability, change of control, retirement on or after an individual’s 65th birthday, or termination for any reason other than cause or resignation without good reason, the options will become fully vested on the date of the event. Options reported in the above table may be exercised at any time. If an executive exercises unvested options and his employment is terminated, we may repurchase the unvested shares at the exercise price. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same-day sales (that is, a cashless exercise through a broker), or such other method as the Compensation Committee may approve. The Compensation Committee may modify the terms of outstanding options, including acceleration of the exercise date.

(3)	All options have an exercise price equal to the fair market value of the shares subject to each option on the grant date.

2002 Stock Option Exercises and Year-End Stock Option Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(1)

	Shares Acquired on Exercise (#)
		Value Realized ($)

Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony L. Craig	0	—	250,000	1,550,000	$0	$45,000
Michael F. Cola	0	—	48,750	186,250	$0	$15,000
Christopher J. Davis	0	—	55,000	235,000	$0	$19,500
Anthony A. Ibargüen	0	—	0	300,000	$0	$0
N. Jeffrey Klauder	0	—	162,500	342,500	$0	$8,250

(1)	Value is calculated using the difference between the option exercise price and the year-end stock price, multiplied by the number of shares subject to an option. The $1.40 per share price used to calculate the values in this table was the average of the high and low trading prices on December 31, 2002.

10-Year Option/SAR Repricings

						Length of
					New	Original
		Number of	Market		Exercise	Option
		Securities	Price of	Exercise	Price	Term
		Underlying	Stock at	Price at	($)(1)	Remaining
		Options/SARs	Time of	Time of	[Number	at Date of
		Repriced or	Repricing or	Repricing or	of	Repricing
		Amended	Amendment	Amendment	Restricted	or
Name	Date	(#)	($)	($)	Shares]	Amendment

Anthony L. Craig,
President and Chief	—	—	—	—	—	—
Executive Officer
Michael F. Cola,	1/22/02	60,000	$3.76	$48.2083	10,000	6.10 years
Managing Director,		37,500	$3.76	$30.4688	9,375	6.52 years
Corporate Operations
Christopher J. Davis,	1/22/02	45,000	$3.76	$30.4688	11,250	6.52 years
Managing Director		10,000	$3.76	$50.0313	1,667	6.22 years
and Chief Financial		20,000	$3.76	$67.4375	3,334	6.19 years
Officer
Anthony A. Ibargüen,
Managing Director,
Business & IT	—	—	—	—	—	—
Services
N. Jeffrey Klauder,	1/22/02	75,000	$3.76	$30.4688	18,750	6.52 years
Managing Director		150,000	$3.76	$32.5000	37,500	6.24 years
and General Counsel

(1)	The figures in this column do not represent the exercise price but rather the number of shares of restricted stock issued upon cancellation of the respective option. In January 2002, the individuals named in this table exchanged stock options having an exercise price of more than $15 per share previously granted under our equity compensation plans for shares of restricted stock. Each option with an exercise price of $15.00 to $29.99 was exchanged for one-half share of restricted stock; each option with an exercise price of $30.00 to $40.00 was exchanged for one-quarter share of restricted stock; and each option with an exercise price greater than $40.00 was exchanged for one-sixth share of restricted stock. The shares of restricted stock vested on the later of July 22, 2002, or the date on which the unvested eligible option exchanged for the restricted shares would have vested.

Employment Contracts, Severance and Change-in-Control Arrangements

Pursuant to Safeguard’s employment agreement with Mr. Craig, he is entitled to a base salary of $600,000 per year. We also paid $333,151 of Mr. Craig’s relocation costs and the related tax gross-up and afforded him the right to use an equity membership in a country club. The agreement also provides that we will pay him a multiple of the sum of his annual base salary plus his annual target bonus if his employment is terminated without cause or if he terminates his employment for good reason. The multiple is 2 unless the termination occurs in connection with a change of control or after the third anniversary of his employment with Safeguard, in which case the multiple is 3.

We also entered into retention agreements with each of our managing directors that provide for a payment equal to a multiple of the sum of the annual base salary and annual target bonus if an individual’s employment is terminated without cause or if the individual terminates his employment for good reason. The multiple is 1.5 unless the termination occurs in connection with a change of control or after the third anniversary of the executive’s employment with Safeguard (but not earlier than October 12, 2003), in which case the multiple is 2.

The retention agreements also provide that upon the termination of an executive in connection with a change of control, the executive’s options and restricted stock awards or deferred stock units will fully vest and options will be exercisable until the third anniversary of the termination. If the termination of the executive occurs other than in connection with a change of control, the executive’s options will fully vest and be exercisable until the third anniversary of the termination and any restricted stock grants made prior to October 2002 will vest. Restricted stock or deferred stock unit awards made after October 2002 may vest in the discretion of the Board. Upon such a termination, Safeguard will pay premiums for insurance benefits for up to 24 months, which includes the 18-month COBRA period, and up to $20,000 for outplacement services or office space which the executive secures.

Relationships and Related Transactions with Management and Others

As part of our business, we participate in the management of private equity funds. Robert Keith, chairman of our board of directors, is the president and CEO of TL Ventures, the management company for TL Ventures III, TL Ventures IV, and TL Ventures V, and the chairman of the management companies for EnerTech Capital Partners and EnerTech Capital Partners II. Mr. Keith and Safeguard are partners of the general partners of the TL Ventures and EnerTech Capital Partners funds, and they participate in the profits of these private equity funds. TL Ventures receives management fees from the TL Ventures funds and indirectly from EnerTech. During 2002, Safeguard paid to TL Ventures management fees of approximately $1.11 million in respect of Safeguard’s capital contribution to the various funds managed by TL Ventures. TL Ventures paid Safeguard $100,000 in 2002 for management and operational services to TL Ventures and the funds and approximately $322,000 for the rental of office space. As a result of Safeguard’s sale of its corporate campus to a third party in 2002, Safeguard no longer leases office space to TL Ventures. Safeguard has invested or committed a total of $66.5 million in the seven TL Ventures and EnerTech Capital funds. Safeguard owns less than 7% of the partnership interests of each of these funds.

Safeguard owns approximately 12.6% of the outstanding common stock of Internet Capital Group, Inc. and received approximately $385,000 in rent for office space leased to Internet Capital during 2002. As a result of Safeguard’s sale of its corporate campus to a third party in 2002, Safeguard no longer leases office space to Internet Capital. Walter Buckley, a director of Safeguard, is a director and executive officer of Internet Capital Group, Inc.

Please mark your votes as indicated in this example	☒

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR all nominees.				The Board of Directors recommends a vote FOR Proposal 2.
1. ELECTION OF DIRECTORS–Nominees:				2. To ratify the selection of KPMG LLP as the Company’s independent
01 Anthony L. Craig	06 Jack L. Messman	FOR ALL	WITHHELD FROM	auditors for the fiscal year ending December 31, 2003.
02 Julie A. Dobson	07 Russell E. Palmer	NOMINEES	ALL NOMINEES	FOR	AGAINST	ABSTAIN
03 Robert E. Keith, Jr.	08 John W. Poduska, Sr.	☐	☐	☐	☐	☐
04 Andrew E. Lietz	09 Robert Ripp
05 George MacKenzie	10 John J. Roberts

To withhold authority to vote for any individual nominee while voting for the remainder, strike a line through the nominee’s name in the list.

To cumulate votes, write “cumulate for” in the space below, followed by the name of the nominee(s)
and the number of votes to be cast for each nominee.

SIGNATURE                          DATE                  SIGNATURE                  DATE

YOU MUST SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. If shares are jointly owned, you must both sign. Include title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership.

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800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087-1945

Phone:       (610) 293-0600
Toll-Free: (877) 506-7371
Fax:           (610) 293-0601
Automated Investor Relations Line: (888) SFE-1200

PROXY

SAFEGUARD SCIENTIFICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. Please complete, sign and date this proxy card, and indicate how you wish to vote, on the back of this card and return it in the enclosed prepaid envelope:

When you sign and return this proxy card, you

•	appoint Christopher J. Davis and N. Jeffrey Klauder, and each of them (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on June 18, 2003, and at any adjournments of that meeting,

•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting, and

•	revoke any previous proxies you may have signed.

IF YOU DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003, AND AS THEY MAY DETERMINE, IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

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